Exhibit 107
Calculation of Filing Fee Tables

Form S-8

Cadence Design Systems, Inc.

Table 1 - Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share	Other(2)	6,500,000(3)	$241.58	$1,570,270,000.00	.00014760	$231,771.85
Total Offering Amounts				-	$1,570,270,000.00	-	$231,771.85
Total Fees Previously Paid				-	-	-	-
Total Fee Offsets				-	-	-	-
Net Fee Due				-	-	-	$231,771.85

(1)    This Registration Statement on Form S-8 shall also cover any additional shares of common stock of Cadence Design Systems, Inc. (the “Registrant”) that become issuable under the Registrant’s Amended and Restated Omnibus Equity Incentive Plan (as amended and restated, the “Omnibus Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of the Registrant’s common stock.
(2)    Calculated solely for purposes of calculating the amount of the registration fee under Rule 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are based upon the average of the high and low prices of common stock of the Registrant on October 20, 2023 as reported on the Nasdaq Global Select Market.
(3)    Represents additional shares of common stock authorized to be issued under the Omnibus Plan.